Exhibit 10.4

LEASE AGREEMENT

made by and between

the parties shown on Exhibit E attached hereto,

and

INVITROGEN CORPORATION,

a Delaware Corporation

dated as of

February 8, 2006

-i-

THIS LEASE AGREEMENT made as of the 8th day of February, 2006, by and between the parties shown on Exhibit E attached hereto, each having its principal mailing address at c/o Griffin Capital Corporation, as agent, having an office at 2321 Rosecrans, Suite 3290, El Segundo, California 90245 (“Landlord”), and Invitrogen Corporation, a Delaware corporation, having its principal office at 1600 Faraday Avenue, Carlsbad, California 92008 (“Tenant”).

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant, intending to be legally bound, hereby covenant and agree as follows:

1.        Demise of Premises. Landlord hereby demises and leases to Tenant and Tenant hereby takes and leases from Landlord for the term and upon the provisions hereinafter specified the following described property (“Leased Premises”) commonly known as 5781 Van Allen Way, Carlsbad, California: (i) the lot or parcel of land described in Exhibit A attached hereto and made a part hereof, together with the easements, rights and appurtenances thereunto belonging or appertaining (“Land”); (ii) the buildings, structures and other improvements on the Land (collectively, the “Improvements”); and (iii) the machinery and equipment which is attached to the Improvements in such a manner as to become fixtures under applicable law, together with all additions and accessions thereto, substitutions therefor and replacements thereof permitted by this Lease (collectively, “Equipment”), excepting therefrom the Trade Fixtures, as defined below.

2.        Certain Definitions.

“Additional Rent” shall mean Additional Rent as defined in Paragraph 32.

“Additions to Purchase Price” has the meaning set forth in Paragraph 13(b)(i)(B).

“Adjoining Property” shall mean all sidewalks, curbs, gores and vault spaces adjoining the Leased Premises.

“Alteration” or “Alterations” shall mean any or all changes, additions (whether or not adjacent to or abutting any then existing buildings), expansions (whether or not adjacent to or abutting any then existing buildings), improvements, reconstructions, removals or replacements of any of the Improvements or Equipment, both interior or exterior, and ordinary and extraordinary.

“Basic Rent” shall mean Basic Rent as defined in Paragraph 6.

“Basic Rent Payment Dates” shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

“Commencement Date” shall mean the Commencement Date as defined in Paragraph 5.

“Condemnation” shall mean a Taking and/or a Requisition.

“Default Rate” shall mean the Default Rate as defined in Paragraph 19(b)(iv).

“Equipment” shall mean the Equipment as defined in Paragraph 1.

“Event of Default” shall mean an Event of Default as defined in Paragraph 19(a).

“Full Replacement Cost” has the meaning set forth in Paragraph14(a).

“Impositions” shall mean the Impositions as defined in Paragraph 8.

“Improvements” shall mean the Improvements as defined in Paragraph 1.

“Insurance Requirement” or “Insurance Requirements” shall mean, as the case may be, any one or more of the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy, and whenever Tenant shall be engaged in making any Alteration or Alterations, repairs or construction work of any kind (collectively, “Work”), the term Insurance Requirement or Insurance Requirements shall be deemed to include a requirement that Tenant obtain or cause its contractor to obtain completed value builder’s risk insurance when the estimated cost of the Work in any one instance exceeds the sum of Two Hundred Thousand ($200,000.00) Dollars and that Tenant or its contractor shall obtain worker’s compensation insurance or other adequate insurance coverage covering all persons employed in connection with the Work, whether by Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord.

“Insurance Premiums” has the meaning set forth in Paragraph14(b).

“Land” shall mean the Land as defined in Paragraph 1.

“Law” shall mean any constitution, statute or rule of law.

“Leased Premises” shall mean the Leased Premises as defined in Paragraph 1.

“Legal Requirement” or “Legal Requirements” shall mean, as the case may be, any one or more of all present and future Laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency (but excluding those which by their terms are not applicable to and do not impose any obligation on Tenant, Landlord or the Leased Premises) and all covenants, restrictions and conditions now of record, or of record in the future if created or filed by or with the consent of Tenant, which may be applicable to Tenant, Landlord (with respect to the Leased Premises) or to all or any part of or interest in Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Leased Premises, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the Americans with Disabilities Act) or results in interference with the use or enjoyment of the Leased Premises or (ii) requires Tenant to carry insurance other than as required by the provisions of this Lease.

“Lender” shall mean an entity identified as such in writing to Tenant which makes a Loan to Landlord, secured by a Mortgage and evidenced by a Note or which is the holder of the Mortgage and Note as a result of an assignment thereof. Initially, the Lender is JPMorgan Chase Bank, N.A., a banking association chartered under the law of the United States of America, together with its successors and assigns.

“Loan” shall mean a loan made by a Lender to Landlord secured by a Mortgage and evidenced by a Note.

“Loan Documents” means all documents which evidence and secure the Loan,

“Mortgage” shall mean a first priority mortgage, deed of trust or similar security instrument as the same may be amended or supplemented from time to time hereafter executed covering the Leased Premises from Landlord to Lender.

“Net Award” shall mean the entire award payable to Landlord by reason of a Condemnation, less any reasonable expenses incurred by Landlord in collecting such award.

“Net Proceeds” shall mean the entire proceeds of any insurance required under clauses (i), (iv), (v) or (vi) of Paragraph 14 (a), less any actual and reasonable expenses incurred by Landlord in collecting such proceeds.

“Note” or “Notes” shall mean a Promissory Note or Notes hereafter executed from Landlord to Lender, which Note or Notes will be secured by a Mortgage and an assignment of leases and rents.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises as of the date of Landlord’s acquisition thereof, excepting, however, any such matters arising from the acts of Landlord (such as liens arising as a result of judgments against Landlord).

“Policy” and “Policies” have the meaning set forth in Paragraph 14(b).

“Qualified Insurer” has the meaning set forth in Paragraph14(b).

“REA” has the meaning set forth in Paragraph3(f).

“Replaced Equipment” or “Replacement Equipment” shall mean the Replaced Equipment and Replacement Equipment, respectively, as defined in Paragraph 11(d).

“Requisition” shall mean any temporary condemnation or confiscation of the use or occupancy of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Restoration” shall mean the Restoration as defined in Paragraph 13(c)(i).

“State” shall mean the State of California.

“Taking” shall mean any taking of the Leased Premises in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation.

“Term” shall mean the Term as defined in Paragraph 5.

“Termination Date” shall mean the Termination Date as defined in Paragraph 13(b)(i)(A).

“Trade Fixtures” shall mean all fixtures, equipment and other items of personal property (whether or not attached to the Improvements) which are owned by Tenant and used in the operation of the business conducted on the Leased Premises.

3.        Title and Condition.

(a)      The Leased Premises are demised and leased subject to (i) the Permitted Encumbrances, (ii) all Legal Requirements and Insurance Requirements, including any existing violation of any thereof, and (iii) the condition of the Leased Premises as of the commencement of the Term; without representation or warranty by Landlord; it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired.

(b)      LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS, AND TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR USE OR PURPOSE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, AS TO LANDLORD’S TITLE THERETO, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, LOCATION, USE, CONDITION, MERCHANTABILITY, QUALITY, DESCRIPTION, DURABILITY OR OPERATION, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. Tenant acknowledges that the Leased Premises are of its selection and to its specifications, and that the Leased Premises have been inspected by Tenant and are satisfactory to it. In the event of any defect or deficiency in any of the Leased Premises of any nature, whether patent or latent, Landlord shall not have any responsibility or liability with respect thereto or for any incidental or consequential damages (including strict liability in tort). The provisions of this Paragraph 3 (b) have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to any of the Leased Premises, arising pursuant to the uniform commercial code or any other Law now or hereafter in effect or otherwise.

(c)      Tenant acknowledges and agrees that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found such title to be satisfactory for the purposes contemplated by this Lease.

(d)      Landlord hereby assigns, without recourse or warranty whatsoever, to Tenant, all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the uniform commercial code (collectively, the “guaranties”), but expressly reserving unto Landlord the right to jointly (with Tenant) or separately enforce any warranties or similar rights relating to building shell design and construction. Such assignment shall remain in effect until the termination of this Lease. Landlord shall also retain the right to enforce any guaranties assigned in the name of Tenant upon the occurrence of an Event of Default. Landlord hereby agrees to execute and deliver at Tenant’s expense such further documents, including powers of attorney, as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment effected or intended to be effected by this Paragraph 3 (d). Upon the termination of this Lease, the guaranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required. In confirmation of such reassignment Tenant shall execute and deliver promptly any certificate or other instrument which Landlord may request. Any monies collected by Tenant under any of the guaranties after the occurrence of and during the continuation of an Event of Default shall be held in trust by Tenant and promptly paid over to Landlord.

(e)      Landlord acknowledges and understands that the Leased Premises covers one of multiple adjacent parcels either leased or owned by Tenant and that Tenant contemplates establishing a campus environment of which the Leased Premises will be a primary component. Landlord agrees to enter into, at Tenant’s expense (insofar as any required documentation), such easements, covenants, waivers, approvals or restrictions for utilities, parking or other matters as desirable for operation of the Leased Premises or properties adjacent thereto (collectively, “Easements”) as reasonably requested by Tenant, subject to Lender’s and Landlord’s approval of the form thereof, not to be unreasonably withheld or delayed; provided, however, that no such Easement shall result in any material diminution in the value or utility of the Leased Premises for use as a mixed use office (including research and development), and industrial facility and further provided that no such Easement shall render the use of the Leased Premises dependent upon any other property or condition the use of the Leased Premises upon the use of any other property, each of which Tenant shall certify to Landlord and Lender in writing delivered with Tenant’s request with respect to such Easement. Tenant’s request shall also include Tenant’s written undertaking acknowledging that Tenant shall remain liable hereunder as principal and not merely as a surety or guarantor notwithstanding the establishment of any Easement. If either Landlord or Lender shall fail to approve or disapprove the form of any such Easements, within a period of twenty (20) days from their respective receipt of same, then either Landlord or Lender, as the case may be, shall be deemed to have approved the form of any such Easement.

(f)      Tenant agrees that Tenant is obligated to and shall perform all obligations of the owner of the Leased Premises under and pay all expenses which the owner of the Leased Premises may be required to pay in accordance with any declaration, reciprocal easement agreement or any other agreement or document of record now, or of record in the future if created or filed by or with the consent of Tenant (Tenant hereby agreeing that all Permitted Encumbrances shall be deemed to have been filed with the consent of Tenant), affecting the Leased Premises, herein referred to collectively as the REA, and that Tenant shall comply with all of the terms and conditions of the REA during the Term of this Lease. Tenant further covenants and agrees to indemnify, defend and hold harmless Landlord and Lender against any claim, loss or damage suffered by Landlord or Lender by reason of Tenant’s failure to perform any obligations or pay any expenses as required under this Lease or under any REA or comply with the terms and conditions of any REA as herein above provided during the Term of this Lease.

4.        Use of Leased Premises; Quiet Enjoyment.

(a)      Tenant may use the Leased Premises as a mixed use office (including research and development) and industrial facility (including manufacturing, assembly, distribution, warehouse and related uses for biomedical light assembly, research and development and software development) or for any other lawful purpose so long as such other lawful purpose would not (i) materially increase (when compared to its use of the date hereof) the likelihood that Tenant, Landlord or Lender would incur liability under any provisions of the

Act referred to in Paragraph 26 of this Lease, or (ii) result in or give rise to any material environmental deterioration or degradation of the Leased Premises. In no event shall the Leased Premises be used for any purpose which shall violate any of the provisions of any Permitted Encumbrance or any covenants, restrictions or agreements hereafter created by or consented to by Tenant applicable to the Leased Premises. Tenant agrees that with respect to the Permitted Encumbrances and any covenants, restrictions or agreements hereafter created by or consented to by Tenant, Tenant shall observe, perform and comply with and carry out the provisions thereof required therein to be observed and performed by Landlord.

(b)      Subject to Tenant’s rights under Paragraph l8 hereof, Tenant shall not permit any unlawful occupation, business or trade to be conducted on the Leased Premises or any use to be made thereof contrary to applicable Legal Requirements or Insurance Requirements. Subject to Tenant’s rights under Paragraph 18, Tenant shall not use, occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) make void or voidable any insurance which Tenant is required hereunder to maintain then in force with respect to any of the Leased Premises, (ii) affect the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder, or (iii) cause any injury or damage to any of the Improvements unless pursuant to Alterations permitted under Paragraph 12 hereof.

(c)      Subject to all of the provisions of this Lease, so long as no Event of Default exists hereunder, Landlord covenants to do no act to disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant.

5.        Term.

(a)      Subject to the provisions hereof Tenant shall have and hold the Leased Premises for an initial term (“Initial Term”) commencing on February 10, 2006 (the “Commencement Date”) and ending on May 31, 2022 (the “Expiration Date”) (such initial term, together with any “Extension Term”, hereinafter defined, which comes into effect as hereinafter provided, is herein called the Term).

(b)      So long as Invitrogen Corporation or a successor corporation, subsidiary or affiliate is the Tenant hereunder and occupies the entirety of the Leased Premises, and subject to the condition set forth in clause (ii) below, Tenant shall have two options to extend the Term of this Lease with respect to the entirety of the Leased Premises (each an “Extension Term”), the first for a period of eight (8) years from the expiration of the initial Lease Term (the “First Extension Term”), and the second (the “Second Extension Term”) for a period of eight (8) years from the expiration of the First Extension Term, subject to the following conditions:

(i)      Each Extension Term shall be exercised, if at all, by notice of exercise given to Landlord by Tenant not later then (a) May 1, 2021, as to the First Extension Term, or (b) May 1, 2029, as to the Second Extension Term as applicable;

(ii)     Anything herein to the contrary notwithstanding, if there is an existing, uncured material Event of Default, either at the time Tenant exercises either extension option or on the commencement date of the First Extension Term or the Second Extension Term, as applicable, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate such option(s) to extend upon notice to Tenant;

(iii)     In the event the applicable extension option is exercised in a timely fashion, this Lease shall be extended for the term of the applicable Extension Term upon all of the terms and conditions of this Lease, provided that the annual Basic Rent for the Leased Premises for each Extension Term shall be at the Rate set forth in Exhibit B hereof; and

(iv)     Tenant’s exercise of the Purchase Option under Paragraph33(a) shall be deemed a waiver of the options to extend the Term set forth herein.

6.        Rent.

(a)      Tenant shall pay to Landlord (or to Lender, if directed by Landlord) in advance, as minimum annual rent for the Leased Premises during the Term, the amounts set forth in Exhibit B attached hereto (“Basic Rent”), commencing on and continuing on the first day of each month thereafter during the Term (the said days being the “Basic Rent Payment Dates”), and shall pay the same at Landlord’s address set forth below, or at such other place as Landlord from time to time may designate to Tenant in writing, in funds which at the time of such payment shall be legal tender for the payment of public or private debts in the United States of America and if required by Lender by wire transfer in immediately available federal funds to such account in such bank as Lender shall designate, from time to time. If the Commencement Date does not occur on the first day of a calendar month, Basic Rent for the period from and including the Commencement Date through and including the last day of the calendar month in which the Commencement Date occurs shall be paid on the Commencement Date in the amount equal to one thirtieth (1/30) of the monthly Basic Rent for the initial term set forth on Exhibit B attached hereto for each day from and including the Commencement Date through and including February 28, 2006.

(b)      Tenant shall pay and discharge before the imposition of any fine, lien, interest or penalty may be added thereto for late payment thereof, as Additional Rent, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, interest and cost which may be added by the party to whom such payment is due for nonpayment or late payment thereof. In the event of any failure by Tenant to pay or discharge any of the foregoing, Landlord shall have all rights, powers and remedies provided herein, by Law or otherwise, in the event of nonpayment of Basic Rent.

(c)      If any installment of Basic Rent is not paid within five (5) days after written notice is given by Landlord or Lender (or Lender’s servicer or other designee of Lender) to Tenant that the same is overdue, Tenant shall pay to Landlord or Lender, as the case may be, on demand, as Additional Rent, a late charge equal to two percent (2%) (the “Late Charge”) on such overdue installment of Basic Rent. In addition, Tenant shall be responsible for the payment of any default rate interest imposed by Lender in connection with the non-performance of Tenant of any of the terms, covenants and conditions of this Lease.

(d)      Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transactions represented by this Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with true lease treatment rather than financing treatment.

7.        Net Lease; Non-Terminability.

(a)      This is a net Lease and Basic Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid, except as otherwise expressly set forth in this Lease,

without notice, demand, setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense.

(b)      Except as otherwise expressly provided in this Lease, this Lease shall not terminate and Tenant shall not have any right to terminate this Lease, during the Term. Except as otherwise expressly provided in this Lease, Tenant shall not be entitled to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, Additional Rent or any other sums payable under this Lease; and except as otherwise expressly provided in this Lease, the obligations of Tenant under this Lease shall not be affected by any interference with Tenant’s use of any of the Leased Premises for any reason, including but not limited to the following: (i) any damage to or destruction of any of the Leased Premises by any cause whatsoever, (ii) any Condemnation, (iii) the prohibition, limitation or restriction of Tenant’s use of any of the Leased Premises, (iv) any eviction by paramount title or otherwise, (v) Tenant’s acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (vi) any default on the part of Landlord under this Lease or under any other agreement, (vii) any latent or other defect in, or any theft or loss of any of the Leased Premises, (viii) the breach of any warranty of any seller or manufacturer of any of the Equipment, or (ix) any other cause similar to the foregoing, any present or future Law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements, and that Basic Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and that the obligations of Tenant under this Lease shall continue unaffected, unless this Lease shall have been terminated pursuant to an express provision of this Lease.

(c)      Tenant agrees that it shall remain obligated under this Lease in accordance with its provisions and that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under the Mortgage, or (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise.

(d)      This Lease is the absolute and unconditional obligation of Tenant. Tenant waives all rights which are not expressly stated in this Lease but which may now or hereafter otherwise be conferred by Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, (ii) to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, Additional Rent or any other sums payable under this Lease, except as otherwise expressly provided in this Lease, and (iii) for any statutory lien or offset right against Landlord or its property.

8.        Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements.

(a)      (i)      Subject to the provisions of Paragraph 18 hereof relating to contests, Tenant shall, before interest or penalties are due thereon, pay and discharge (all of the following being herein collectively called the Impositions): all taxes of every kind and nature (including real, ad valorem, personal property, gross income, franchise, withholding, profits and gross receipts taxes) on or with respect to the Leased Premises; all charges and/or taxes for any easement or agreement maintained for the benefit of the Leased Premises; all general and special assessments, levies, permits, inspection and license fees on or with respect to the Leased Premises; all water and sewer rents and other utility charges on or with respect to the Leased Premises; all ground rents on or with respect to the Leased Premises; and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed or assessed upon or with respect to the Leased Premises, prior to or during the Term, against Landlord, Tenant or any of the Leased Premises as a result of or arising in respect of the occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Basic Rent or Additional Rent, including without limitation, any gross income tax, sales tax, occupancy tax or excise tax levied by any governmental body on or with respect to such Basic Rent or Additional Rent. If received by Landlord, Landlord shall promptly deliver to Tenant any bill or invoice with respect to any Imposition. Tenant will promptly provide proof of payment of Impositions to Landlord.

(ii)      Nothing herein shall obligate Tenant to pay, and the term Impositions shall exclude, federal, state or local (A) transfer taxes as the result of a conveyance by (or suffered by) Landlord, (B) franchise, capital stock or similar taxes if any, of Landlord, (C) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, or (D) any estate, inheritance, succession, gift, capital levy or similar taxes, unless the taxes referred to in clauses (B) and (C) above are in lieu of or a substitute for any other tax or assessment upon or with respect to any of the Leased Premises which, if such other tax or assessment were in effect at the commencement of the Term, would be payable by Tenant. In the event that any assessment against any of the Leased Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments; and in such event, Tenant shall be liable only for those installments which become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord and to Lender, within twenty (20) days after Landlord’s written request therefor, copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority and receipts for payments of all Impositions made during each calendar year of the Term, within thirty (30) days after payment.

(iii)     Tenant acknowledges that Impositions include (i) all assessments and taxes imposed or added to as a result of a “change in ownership” of the Leased Premises or any portion thereof, as defined by applicable statutes and regulations, and (ii) any fee, levy, charge or cost sharing agreement to cover such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly funded by property tax proceeds, it being acknowledged by Tenant and Landlord that since Proposition 13 was adopted by the voters of the State of California in the June 1978 election, local governmental authorities frequently charge for such services separate from property taxes.

(b)     Subject to the provisions of Paragraph 18 hereof, Tenant shall promptly comply with and conform to all of the Legal Requirements and Insurance Requirements.

(c)     If, as a result of the Tenant’s nonpayment or late payment of any Impositions or Insurance required hereunder, Landlord’s Lender imposes a monthly escrow deposit for the aforesaid items, Tenant agrees to make such deposit directly to Lender.

9.      Liens; Recording and Title.

(a)     Subject to the provisions of Paragraph 18 hereof, Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any lien on the Leased Premises, on the Basic Rent, Additional Rent or on any other sums payable by

Tenant under this Lease, other than the Mortgage, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord (except Tenant). Notice is hereby given that Landlord shall not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding any of the Leased Premises through or under Tenant, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to any of the Leased Premises.

(b)      Each of Landlord and Tenant shall execute, acknowledge and deliver to the other a written Memorandum of this Lease to be recorded in the appropriate land records of the jurisdiction in which the Leased Premises is located, in order to give public notice and protect the validity of this Lease. In the event of any discrepancy between the provisions of said recorded Memorandum of this Lease and the provisions of this Lease, the provisions of this Lease shall prevail.

(c)      Nothing in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest or lien in or upon the estate of Landlord in any of the Leased Premises.

10.      Indemnification.

(a)      Tenant agrees to defend, pay, protect, indemnify, save and hold harmless Landlord and Lender, and their officers, directors, shareholders, partners, beneficial owners, trustees, members, managers and employees, from and against any and all liabilities, losses, damages, penalties, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, arising from the Leased Premises or the use, non-use, occupancy, condition, design, construction (excluding from the obligation to indemnify for design and construction, the shell building design and construction, except to the extent Tenant’s additions, alterations or improvements alter or affect such initial design and construction), maintenance, repair or rebuilding of the Leased Premises, and any injury to or death of any person or persons or any loss of or damage to any property, real or personal, in any manner arising therefrom connected therewith or occurring thereon, whether or not such indemnified party has or should have knowledge or notice of the defect or conditions, if any, causing or contributing to said injury, death, loss, damage or other claim; except to the extent that any such liability, loss, damage, penalty, cost, expense, cause of action, suit, claim, demand or judgment is the result of the gross negligence of such indemnified party or the intentional wrongful act of such indemnified party. In case any action or proceeding is brought against any indemnified party by reason of any such claim against which Tenant has agreed to defend, pay, protect, indemnify, save and hold harmless pursuant to the preceding sentence, Tenant covenants upon notice from such indemnified party to resist or defend such indemnified party in such action, with the expenses of such defense paid by Tenant, and such indemnified party will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant.

(b)      The obligations of Tenant under this Paragraph 10 shall survive any termination of this Lease.

11.      Maintenance and Repair.

(a)      Except for any Alterations that Tenant is permitted to make pursuant to this Lease, Tenant shall at all times, including any Requisition period, put, keep and maintain the Leased Premises (including, without limitation, the roof, landscaping, walls, footings, foundations and structural components of the Leased Premises) and the Equipment in the same condition and order of repair as exists as of the date of this Lease or, if the building and related improvements on the Leased Premises are not substantially complete as of the date of this Lease, then in the same condition and order of repair as exists as of substantial completion, except for ordinary wear and tear, and shall promptly make all repairs and replacements of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with the Leased Premises in order to keep and maintain the Leased Premises in the order and condition required by this Paragraph 11(a). Tenant shall do or cause others to do all shoring of the Leased Premises or of foundations and walls of the Improvements and every other act necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any of the Leased Premises, whether or not Landlord shall, by reason of any Legal Requirements or Insurance Requirements, be required to take such action or be liable for failure to do so. Landlord shall not be required to make any repair, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives the right to make repairs at the expense of the Landlord, which right may be provided for in any Law now or hereafter in effect. Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or condemnation awards for Restoration pursuant to Paragraphs 13 (c) and 14 (g) of this Lease. Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly, and all repairs shall be in a good, proper and workmanlike manner.

(b)      If any Improvement shall violate any Legal Requirements or Insurance Requirements and as a result of such violation enforcement action is threatened or commenced against Tenant or with respect to the Leased Premises, then Tenant, at the request of Landlord, shall either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such violation, whether the same shall affect Landlord, Tenant or both, or (ii) take such action as shall be necessary to remove such violation, including, if necessary, any Alteration. Any such repair or Alteration shall be made in conformity with the provisions of Paragraph 12.

(c)      If Tenant shall be in default under any of the provisions of this Paragraph 11 or Paragraph 26, Landlord may after thirty (30) business days written notice given to Tenant and failure of Tenant to cure during said period, but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of and at the expense of Tenant. In the event of an emergency Landlord shall notify Tenant of the situation by phone or other available communication. All reasonable sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon at the Default Rate from the date of payment or incurring the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

(d)      Tenant shall from time to time replace with other operational equipment or parts (the “Replacement Equipment”) any of the Equipment (the “Replaced Equipment”) which shall have become worn out or unusable for the purpose for which it is intended, been taken by a Condemnation as provided in Paragraph 13, or been lost, stolen, damaged or destroyed as provided in Paragraph 14. Tenant shall repair at its sole cost and expense all damage to the Leased Premises caused by the removal of Equipment or Replaced Equipment or other personal property of Tenant or the installation of Replacement Equipment. All Replacement Equipment

shall become the property of Landlord, shall be free and clear of all liens and rights of others and shall become a part of the Equipment as if originally demised herein.

12.      Alterations.

(a)      Tenant shall not make any Alterations which would (after the completion thereof) impair the structural integrity of the Leased Premises or the Improvements on the Leased Premises without in each case obtaining the prior written consent of each of Lender and Landlord. The parties hereto agree that Tenant intends to build out its space in the Leased Premises to fit its unique business use and that such build out may not be easily made useful by potential replacements tenants. Such build out, however, shall not be deemed to impair the fair market value of the Improvements provided each of Landlord and Lender approve the plans and specifications and the build out is completed in accordance with Tenant’s legitimate business plan. With respect to the construction of new improvements on the Leased Premises, all alterations shall be made in accordance with all applicable building and zoning codes and in accordance with the terms and conditions of the Loan Documents. If either Landlord or Lender fails to approve or disapprove any such Alterations within a period of twenty (20) days from the date Tenant requests such consent and submits reasonably detailed construction plans and specifications for such Alterations, together with any applicable Lender required review fees, then Landlord or Lender, as the case may be, shall be deemed to have approved such Alterations. Tenant may make any other Alterations without the prior written consent of the Landlord or Lender provided such Alterations comply with all of the provisions of the following Paragraph. Two (2) copies of all plans and specifications for all Alterations shall be tendered to Landlord at completion of such Alterations (one for Landlord’s files and one for Landlord’s delivery to Lender).

(b)      If Landlord and Lender give their prior written consent to any Alterations, or if such consent is not required, Tenant agrees that in connection with any Alteration: (i) the fair market value of the Leased Premises shall not be lessened, other than in an immaterial respect, after the completion of any such Alteration, or its structural integrity impaired; (ii) the Alteration and any Alteration theretofore made or thereafter to be made shall not in the aggregate reduce the gross floor area of the Improvements by more than ten percent (10%); (iii) all such Alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements; (iv) all work done in connection with any such Alteration shall comply with all Insurance Requirements; (v) Tenant shall promptly pay all costs and expenses of any such Alteration, and shall (subject to the provisions of Paragraph 18 hereof) discharge all liens filed against any of the Leased Premises arising out of the same; (vi) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration; (vii) all such Alterations shall be the property of Landlord and shall be subject to this Lease; and (viii) all Alterations shall be made in the case of any Alteration the estimated cost of which in any one instance exceeds Five Hundred Thousand Dollars ($500,000) under the supervision of an architect or engineer and, in accordance with plans and specifications which shall be submitted to Landlord and Lender (for informational purposes only) prior to the commencement of the Alterations. The threshold amount described in (viii) shall be adjusted on the tenth (10th) and, if applicable, the twentieth (20th) anniversary of the Commencement Date to reflect the percentage increase, if any, in the 20-City Construction Cost Index (base index year is 1913=100) (“CCI”) published monthly by McGraw Hill Companies in the “Engineering News-Record.” The adjustment shall be made by multiplying the threshold amount described in (viii) by a fraction, the numerator of which is the average CCI for the calendar year prior to the year in which the tenth (10th) anniversary (and, if a second adjustment is applicable, the twentieth (20th) anniversary) of the Commencement Date occurs (i.e., 2015 and 2025 respectively), and the denominator of which is the average CCI for the calendar year prior to the year in which the Commencement Date occurred (i.e., 2005). If the base index year of the CCI is changed or the manner in which the CCI is determined shall otherwise be substantially revised, or if the CCI shall become unavailable to the public, Landlord and Tenant shall make an adjustment in any revised index, or use a comparable index, which will produce results equivalent, as nearly as possible, to those which would have been obtained if the CCI described herein had been used.

(c)      Anything contained in this Paragraph12 to the contrary notwithstanding, Tenant shall not alter the Property in any manner which would increase Landlord’s responsibility for compliance with Applicable Laws without the prior written approval of Landlord (which approval may be withheld by Landlord if Landlord has not obtained Lender’s approval).

13.      Condemnation.

(a)      Tenant, promptly after obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Landlord and Lender thereof and Landlord and Lender shall be entitled to participate in any Condemnation proceeding. Landlord, promptly after obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Tenant thereof and Tenant shall have the right to participate in such proceedings. Subject to the provisions of this Paragraph 13 and Paragraph 15, Tenant hereby irrevocably assigns to Lender or to Landlord, in that order, any award or payment in respect of any Condemnation of Landlord’s interest in the Leased Premises, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord or Lender any award relating to the value of the leasehold interest created by this Lease or any award or payment on account of the Trade Fixtures, moving expenses and out-of-pocket expenses incidental to the move, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the condemnation of Landlord’s interest in the Leased Premises. Notwithstanding the foregoing, Tenant shall be entitled to any award or payment on account of Tenant’s leasehold interest under this Lease only in the event of a Condemnation described in Paragraph 13(b)(i)(A) and then only to the extent that when such award, added to all other awards to which Tenant is entitled hereunder, is subtracted from the entire award in respect to all interests in the Leased Premises, the remainder exceeds the amount set forth on Exhibit C attached hereto and made a part hereof.

(b)     (i)      (A)      If (I) the entire Leased Premises or (II) at least twenty-five percent (25%) of the applicable Land or the building constructed on the Land or any means of ingress, egress or access to the Leased Premises, the loss of which even after Restoration would, in Tenant’s reasonable business judgment, be substantially and materially adverse to the business operations of Tenant at the Leased Premises, shall be subject of a Taking by a duly constituted authority or agency having jurisdiction, then Tenant shall, not later than ninety (90) days after a Taking has occurred, serve notice (“Tenant’s Termination Notice”) upon Landlord of Tenant’s intention to terminate this Lease on any Basic Rent Payment Date specified in such Tenant’s Termination Notice, which date (the “Termination Date”) shall be no sooner than the first Basic Rent Payment Date occurring at least thirty (30) days after the date of such Tenant’s Termination Notice.

(B)      If during the period covered by the schedule of purchase prices attached hereto as Exhibit “C,” Tenant shall serve a Tenant’s Termination Notice upon Landlord, then Tenant may, as part of such Tenant’s Termination Notice offer (which offer may be rejected by Landlord as set forth below) to purchase the Leased Premises and the award (or if no part of the Leased Premises shall remain, the entire award) for the applicable price (the “Purchase Price”) computed in accordance with the schedule annexed hereto and marked Exhibit C plus all other amounts which may be due and owing to Lender or Landlord by reason of any default by Tenant in complying with its obligations under this Lease and any yield maintenance or prepayment penalties, including defeasance (collectively, the “Additions to Purchase Price”).

(C)      If Landlord and Lender shall not elect to accept Tenant’s offer to purchase, Landlord shall give notice thereof to Tenant within thirty (30) days after the giving of Tenant’s Termination Notice.

(D)      Should an offer to purchase not be accepted by Landlord and Lender, this Lease shall be terminated as above provided and the entire award made in the Condemnation proceeding with respect to the Leased Premises shall be paid to Lender or to Landlord in that order. Nothing contained herein shall be deemed to limit Tenant’s right to purchase the Leased Premises under the provisions of Paragraph33 hereof during the Initial Term of this Lease, and if Tenant purchased the Leased Premises pursuant to Paragraph33, Tenant shall be entitled to the entire amount of the award.

(E)      Landlord’s notice not to accept Tenant’s offer to purchase shall be void and of no effect unless accompanied by the written notice of Lender to the effect that Lender also elects not to accept Tenant’s offer to purchase. Should said notices of Landlord and Lender rejecting Tenant’s offer to purchase not be served within said period of thirty (30) days, then and in that event, the said offer shall be deemed accepted.

(ii)      If Landlord and Lender shall accept or be deemed to have accepted Tenant’s offer to purchase title shall close and Purchase Price and Additions to Purchase Price shall be paid as hereinafter provided and in such event Tenant shall be entitled to and shall receive any and all awards with respect to the Leased Premises then or thereafter made in the Condemnation proceeding and Landlord shall assign (or in case of any award previously made, deliver to Tenant on the Closing Date) such award as may be made with respect to the Leased Premises. In the event Landlord and Lender shall accept Tenant’s offer to purchase with respect to the Leased Premises, or be deemed to have accepted such Tenant’s offer, title shall close thirty (30) days after the Termination Date hereinbefore defined (the “Closing Date”), at noon at the local office of Landlord’s counsel, or at such other time and place as the parties hereto may agree upon, this Lease shall be automatically extended to and including the Closing Date (or, if applicable the extended Closing Date hereinafter described) and Tenant shall pay the Purchase Price and Additions to Purchase Price (including such sums as may be necessary to defease the Loan) by transferring immediate funds to such account or accounts and in such bank or banks as Lender or Landlord, in that order, shall designate, upon delivery of a grant deed conveying Leased Premises and all other required documents including an assignment of any award in connection with the taking of Leased Premises. The grant deed shall convey title, free from encumbrances other than (A) Permitted Encumbrances, (B) liens or encumbrances created, suffered or consented to in writing by Tenant or arising by reason of the failure of Tenant to observe or perform any of the terms, covenants or agreements herein provided to be observed and performed by Tenant, (C) any installments of Impositions then affecting the Leased Premises, and (D) this Lease. The Purchase Price and Additions to Purchase Price payable as herein above provided shall be charged or credited, as the case may be, on the Closing Date, to reflect adjustments of Basic Rent paid or payable to and including the Closing Date, apportioned as of the

Closing Date. Tenant shall pay all conveyance, transfer, sales and like taxes required in connection with the purchase, regardless of who is required to pay such taxes under State or local Law or custom (and Tenant shall also pay to Landlord any amount necessary to yield to Landlord the entire Purchase Price and Additions to Purchase Price if as a matter of the Law of the State or locality such tax cannot be paid directly by Tenant). If there be any liens or encumbrances against the Leased Premises which Landlord is obligated to remove, upon request made a reasonable time before the Closing Date, Landlord shall provide at the Closing separate funds for the foregoing, payable to the holder of such lien or encumbrances.

(iii)     If during any Extension Term following the expiration of the period covered by the schedule of purchase prices attached hereto as Exhibit “C” Tenant shall serve a Tenant’s Termination Notice upon Landlord, this Lease and the Term hereof shall terminate on the Termination Date specified in the Termination Notice; and in such event the entire award to be made in the Condemnation proceeding shall be paid to Lender or to Landlord, in that order.

(c)     (i)      If a Condemnation of any part of the Leased Premises which does not result in a Termination of this Lease, subject to the requirements of Paragraph 15, the Net Award of such Condemnation shall be retained by Landlord or Landlord’s Lender; and promptly after such Condemnation, Tenant shall commence and diligently continue to restore the Leased Premises as nearly as possible to its value, condition and character immediately prior to such Condemnation, in accordance with the provisions of this Lease, including but not limited to the provisions of Paragraphs 11(a), 12 and 15 (such restoration following a Condemnation and restoration following a casualty is, as the context shall require, herein called a Restoration).

(ii)     Upon the payment to Landlord of the Net Award of a Taking which falls within the provisions of this Paragraph 13(c), Landlord and Lender shall, to the extent received, make that portion of the Net Award equal to the cost of Restoration (the “Restoration Award”) available to Tenant for Restoration, in accordance with the provisions of Paragraph 15, and promptly after completion of the Restoration, the balance of the Net Award shall be paid to Tenant and all Basic Rent, Additional Rent and other sums payable hereunder shall continue unabated and unreduced.

(iii)     In the event of a Requisition of the Leased Premises, Landlord shall apply the Net Award of such Requisition, to the extent available, to the installments of Basic Rent, Additional Rent or other sums payable by Tenant hereunder thereafter payable and Tenant shall pay any balance remaining thereafter. Upon the expiration of the Term, any portion of such Net Award which shall not have been previously credited to Tenant on account of the Basic Rent and Additional Rent shall be retained by Landlord.

(d)     Except with respect to an award or payment to which Tenant is entitled pursuant to the provisions of Paragraph 13 (a), 13 (b) and 13 (c), no agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by either Landlord or Tenant without the written consent of the other, and of Lender, if the Leased Premises are then subject to a Mortgage, which consent of Landlord and Tenant shall not be unreasonably withheld or delayed.

(e)     The terms and provisions of this Paragraph 13 are intended to provide for all rights and obligations of the parties to this Lease in the event of the acquisition of all or a portion of the Leased Premises for public use as contemplated by Section 1265.160 of the California Code of Civil Procedure.

14.     Insurance.

(a)      Tenant shall obtain and maintain, and shall pay all premiums in accordance with Subparagraph 14 (b) below for, insurance for Landlord, Lender and the Property providing at least the following coverages:

(i)      comprehensive all risk insurance providing “special” form coverage (including, without limitation, windstorm, riot and civil commotion, vandalism, malicious mischief, water, fire, burglary and theft, sinkhole collapse, hail, smoke, aircraft or vehicles, sprinkler leakage, and damage from weight of ice or snow, and without any exclusion for terrorism) on the Improvements and the Personal Property and in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes hereof shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement and replacement cost endorsement with respect to the Improvements and personal property waiving all co-insurance provisions; (C) providing for no deductible in excess of $100,000.00; and (D) containing Demolition Costs, Increased Cost of Construction and “Ordinance or Law Coverage” or “Enforcement” endorsements in amounts satisfactory to Landlord’s Lender if any of the Improvements or the use of the Leased Premises shall at any time constitute legal non-conforming structures or uses or the ability to rebuild the Improvements is restricted or prohibited. The Full Replacement Cost may be redetermined from time to time by an appraiser or contractor designated and paid by Lender or by an engineer or appraiser in the regular employ of the insurer. No omission on the part of Lender to request any such appraisals shall relieve Borrower of any of its obligations under this Subparagraph;

(ii)    comprehensive commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Leased Premises, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000.00 per occurrence and not less than $5,000,000 in the aggregate, and not less than $3,000,000.00 if the Leased Premises has one or more elevators, as well as liquor liability insurance in a minimum amount of $2,000,000.00 if any part of the Leased Premises is covered by a liquor license and an aggregate coverage limit acceptable to Lender (which coverage Landlord acknowledges is not required while no liquor license is maintained which relates to the Leased Premises); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis (provided, anything contained herein to the contrary notwithstanding, products/completed operations coverage shall be covered on a “claims made” basis); (3) independent contractors (except to the extent certificates of insurance are obtained from such independent contractors); (4) blanket contractual liability for all written and oral contracts, to the extent such contracts are insurable; (5) contractual liability, to the extent the same is available and insurable; provided that in the case of Subsection (C)(4) and (5) such coverage shall be limited to “Insured Contracts”, defined as lease of premises; sidetrack agreements; an obligation required by an ordinance to indemnify a municipality, except in connection with work for a municipality; elevator maintenance agreements; any other contract or agreement pertaining to Tenant’s business in which Tenant assumes the tort liability of another person or organization to pay damages, to which its insurance applies, sustained by a third party. and (D) to be without deductible;

(iii)     business income insurance (A) with loss payable to Lender; (B) covering losses of income and Rents derived from the Leased Premises and any non-insured property on or adjacent to the Leased Premises (but as to adjacent property, only to the extent Tenant has an insurable interest in such adjacent property) resulting from any risk or casualty whatsoever; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date that the Leased Premises is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Basic Rent from the Leased Premises for a period of eighteen (18) months from the date of such casualty (assuming such casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined by Lender, based solely on the amount of Basic Rent payable under the Lease, prior to the date hereof and at least once each year thereafter based solely on the Basic Rent for the succeeding eighteen (18) month period. All insurance proceeds payable to Lender pursuant to this Subparagraph 14 (a)(iii) shall be held by Lender and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Loan Documents; provided, however, that nothing herein contained shall be deemed to relieve Tenant of its obligations to pay the Basic Rent hereunder on the respective dates of payment provided for in the Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)     at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (but only to the extent not covered under the all risk coverage required under Subparagraph 14(a)(i)): (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Subparagraph 14(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subparagraph 14(a)(i), (3) including permission to occupy the Leased Premises , and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)      workers’ compensation, subject to the statutory limits of the state in which the Leased Premises is located, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about the Leased Premises, or in connection with the Leased Premises or its operation (if applicable);

(vi)     comprehensive boiler and machinery insurance (without exclusion for explosion), if applicable, for 100% of the full replacement cost of such equipment and the building or buildings housing the same, on terms consistent with the commercial property insurance policy required under Subparagraph 14(a)(i) above, and covering all boilers or other pressure vessels, turbines, engines, machinery and equipment located at or about the Leased Premises (including, without limitation, electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping);

(vii)    if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area,” as designated by the Federal Emergency Management Agency or such other applicable federal agency, flood hazard insurance in an amount equal to the maximum amount available under the national flood insurance program and in addition to the maximum available under the national flood program, any excess limits as determined by Lender in its sole and absolute discretion, not to exceed $100,000,000 annual aggregate, so long as the Leased Premises is not located in flood zones A or V;

(viii)   umbrella liability insurance in an amount not less than Five Million and No/100 Dollars ($5,000,000) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under Paragraph 14(a)(ii) hereof;

(ix)     intentionally omitted; and

(x)      such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Leased Premises located in or around the region in which the Leased Premises is located, including, without limitation, environmental insurance. Initially, coverage for environmental shall be limited to contamination cleanup coverage necessitated by any insured casualty, not to exceed $50,000 annual aggregate coverage. Additional environmental coverage shall be limited to instances where Lender reasonably believes such additional coverage is necessary to protect its security interest in the Leased Premises, shall be obtained by Landlord, and the cost, therefor, paid by Tenant to Landlord within fifteen (15) days of receipt of an invoice, therefor.

(b)      All insurance provided for in Subparagraph 14(a) hereof shall be obtained under valid and enforceable policies (the “Policies”) or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may from time to time be satisfactory to Lender, for a minimum policy term not less than one year, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Leased Premises is located as admitted or unadmitted carriers which, in either case, have been approved by Lender and which have a claims paying ability rating of A- or better issued by Standard & Poor’s Ratings Services, a division of The Mc-Graw Hill Companies, Inc. or with a claims paying ability rating otherwise acceptable to Lender (each such insurer shall be referred to below as a

“Qualified Insurer”). Such Policies shall not be subject to invalidation due to the use or occupancy of the Leased Premises for purposes more hazardous than the use of the Leased Premises at the time such Policies were issued. No Policy required under Paragraphs 14 (a)(i) and (iii) hereof shall contain an exclusion from coverage under such Policy for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage, or if any such Policy does contain such an exclusion, Tenant shall obtain and maintain a separate terrorism insurance policy with coverage amounts and for periods required by Paragraphs 14(a)(i) and (iii) above. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subparagraph 14 (a)), certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums (which may consist of a letter from Tenant’s insurance carrier) due thereunder (the “Insurance Premiums”), shall be delivered by Tenant to Lender; provided, however, that in the case of renewal Policies, Tenant may furnish Lender with binders therefor to be followed by the original Policies when issued. The foregoing notwithstanding, so long as Tenant provides certificates of insurance that will allow Lender and Landlord to confirm that required coverages are in place, Tenant shall not be obligated to furnish copies of actual insurance policies.

(c)      Tenant shall not obtain (i) separate insurance concurrent in form or contributing in the event of loss with that required in Subparagraph 14(a) to be furnished by, or which may be reasonably required to be furnished by, Tenant, or (ii) any umbrella or blanket liability or casualty Policy unless, in each case, Lender’s interest is included therein and such Policy is issued by a Qualified Insurer. If Tenant obtains separate insurance or an umbrella or a blanket Policy, Tenant shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Subparagraph 14(a). Any blanket insurance Policy shall specifically allocate to the Leased Premises the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Leased Premises in compliance with the provisions of Subparagraph 14(a).

(d)      All Policies of insurance provided for or contemplated by Subparagraph 14(a) shall name Lender, its successors and assigns, including any servicers, trustees or other designees of Lender, and Landlord as additional insureds, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing Lender clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)      All Policies of insurance provided for in Subparagraph 14(a) shall contain clauses or endorsements to the effect that:

(i)      no act or negligence of Landlord, Tenant, or anyone acting for Tenant, or other occupant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)     the Policy shall not be materially changed (other than to increase the coverage provided on the Leased Premises thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an insured (Landlord hereby agreeing that such 30 day notification may be added by endorsement);

(iii)    each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration (Landlord hereby agreeing that such 30 day notification may be added by endorsement); and

(iv)     Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)       Tenant shall furnish to Lender within ten (10) calendar days after Lender’s or Landlord’s request therefor, a statement certified by Tenant or a duly authorized officer of Tenant of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender or Landlord, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender or Landlord.

(g)       If at any time Landlord is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Landlord shall have the right but not the obligation, without notice to Tenant, to take such action as Landlord deems necessary to protect its interest in the Leased Premises , including, without limitation, the obtaining of such insurance coverage as Landlord in its sole discretion deems appropriate, and all expenses incurred by Landlord in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Tenant to Landlord upon demand and until paid shall be payable to Landlord as Additional Rent (hereinafter defined).

(h)    During such time as (i) no Event of Default is outstanding hereunder, (ii) the net worth of Tenant (inclusive of good will) shall be not less than Four Hundred Million ($400,000,000.00) Dollars as determined in accordance with generally accepted accounting principles consistently applied, and (iii) Tenant (if rated) has a Standard & Poors rating of A- or better and Tenant is the sole tenant of the property, Tenant may self-insure all or any portion of the coverage referred to in Paragraph 14 (a) (i), (ii), (iii), (v) and (vi), provided that the self insurance program of this paragraph (b) does not violate any Legal Requirements of any state which regulates a Lender domiciled in said state. If Tenant elects to self insure pursuant to this Paragraph 14, Tenant shall issue certificates to landlord and Lender and each such certificate shall name Lender as an additional insured and with respect to all risk and business interruption insurance, as first mortgagee, as required hereunder.

(i)     If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and Lender.

(j)     Each insurance policy referred to in Subparagraph 14(a) above, if obtainable and requested by Lender, shall contain standard non-contributory mortgagee clauses in favor of any Lender which holds a Mortgage on the Leased Premises.

(k)    In the event of any casualty loss exceeding Five Hundred Thousand Dollars ($500,000), Tenant shall give Landlord and Lender immediate notice thereof. Tenant shall adjust, collect and compromise any and all claims, with the consent of Lender and Landlord, not to be unreasonably withheld or delayed, and Landlord and Lender shall have the right to join with Tenant therein. If the estimated cost of Restoration or repair shall be Five Hundred Thousand ($500,000) Dollars or less, all proceeds of any insurance required under clauses Subparagraph 14(a) shall be payable to Tenant, provided that Tenant at such time shall have a net worth of not less than One Hundred Million ($100,000,000) Dollars as determined in accordance with generally accepted accounting principles, consistently applied, and in all other events to a Trustee which shall be a federally insured bank or other financial institution, selected by Landlord and Tenant and reasonably satisfactory to Lender (the “Trustee”). Notwithstanding the foregoing, if the Leased Premises shall be covered by a Mortgage, Lender, if it so desires, shall be the, or appoint an approved, Trustee. Each insurer is hereby authorized and directed to make payment under said policies directly to such Trustee instead of to Landlord and Tenant jointly; and Tenant and Landlord each hereby appoints such Trustee as its attorney-in-fact to endorse any draft therefor for the purposes set forth in this Lease after approval by Tenant of such Trustee, if Trustee is other than Lender. In the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term shall nevertheless continue and there shall be no abatement or reduction of Basic Rent, Additional Rent or any other sums payable by Tenant hereunder. The Net Proceeds of such insurance payment shall be retained by the Trustee and, promptly after such casualty, Tenant, as required in Paragraphs 11 (a) and 12, shall commence and diligently continue to perform the Restoration to the Leased Premises. Upon payment to the Trustee of such Net Proceeds, the Trustee shall, to the extent available, make the Net Proceeds available to Tenant for Restoration, in accordance with the provisions of Paragraph 15. Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, promptly repair or replace the Improvements and Equipment in accordance with the provisions of Paragraph 11(a) and the Net Proceeds of such loss shall thereupon be payable to Tenant, subject to the provisions of Paragraph 15 hereof. In the event that any damage or destruction shall occur at such time as Tenant shall not have maintained third-party insurance in accordance with Paragraph 14(a)(i),(iv),(v) or (vi), Tenant shall pay to the Trustee the amount of the proceeds that would have been payable had such insurance program been in effect (the Tenant Insurance Payment).

15.      Restoration. Net Proceeds, Restoration Award and Tenant Insurance Payment (the aggregate of which being herein defined as the “Restoration Fund”) shall be disbursed by the Trustee in accordance with the following conditions:

(a)      If the cost of Restoration will exceed $500,000, prior to commencement of the Restoration the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord and Lender, which approval shall not be unreasonably withheld or delayed; and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the Improvements and Equipment which existed prior to the occurrence of the casualty or taking, whichever is applicable.

(b)      At the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed and remain undischarged or unbonded.

(c)      Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (1) satisfactory evidence, including architects’ certificates of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (2) partial releases of liens, and (3) other reasonable evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ lien claims.

(d)      Each request for disbursement shall be accompanied by a certificate of Tenant describing the work, materials or other costs or expenses, for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work or expense and the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been substantially completed and complies with the applicable requirements of this Lease.

(e)      The Trustee may retain ten percent (10%) of the Restoration Fund until the Restoration is at least fifty percent (50%) complete, and thereafter five percent (5%) until the Restoration is substantially complete.

(f)      The Restoration Fund shall be kept in a separate interest-bearing federally insured account by the Trustee or by Lender.

(g)      At all times the undisbursed balance of the Restoration Fund held by Trustee plus any funds contributed thereto by Tenant, at its option, shall be not less than the cost of completing the Restoration, free and clear of all liens.

(h)      In addition, prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by Landlord, and approved by Lender, exceeds the amount of the Net Proceeds, the Restoration Award and Tenant Insurance Payment available for such Restoration, the amount of such excess shall be paid by Tenant to the Trustee to be added to the Restoration Fund or Tenant shall fund at its own expense the costs of such Restoration until the remaining Restoration Fund is sufficient for the completion of the Restoration. Any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of Restoration shall be paid to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of Restoration, the Net Proceeds or the Restoration Award shall be deemed to be disbursed prior to any amount added by Tenant.

16.      Subordination to Financing.

(a)      (i)      Subject to the provisions of Paragraph 16 (a)(ii), Tenant agrees that this Lease shall at all times be subject and subordinate to the lien of any Mortgage, and Tenant agrees, upon demand, without cost, to execute instruments as may be required to further effectuate or confirm such subordination.

(ii)     Except as expressly provided in this Lease by reason of the occurrence of an Event of Default, Tenant’s tenancy and Tenant’s rights under this Lease shall not be disturbed, terminated or otherwise adversely affected, nor shall this Lease be affected, by any default under any Mortgage, and in the event of a foreclosure or other enforcement of any Mortgage, or sale in lieu thereof, the purchaser at such foreclosure sale shall be bound to Tenant for the Term of this Lease and any Extension Term, the rights of Tenant under this Lease shall expressly survive, and this Lease shall in all respects continue in full force and effect so long as no Event of Default has occurred and is continuing. So long as no Event of Default shall have occurred, Tenant shall not be named as a party defendant in any such foreclosure suit, except as may be required by

Law. Any Mortgage to which this Lease is now or hereafter subordinate shall provide, in effect, that so long as no Event of Default shall have occurred under the Lease, during the time this Lease is in force insurance proceeds and Restoration Award shall be permitted to be used for Restoration in accordance with the provisions of this Lease.

(b)      Notwithstanding the provisions of Paragraph 16(a), the holder of any Mortgage to which this Lease is subject and subordinate shall have the right, at its sole option, at any time, to subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect, provided that such holder shall have agreed that during the time this Lease is in force insurance proceeds and Restoration Award shall be permitted to be used for restoration in accordance with the provisions of this Lease.

(c)      At any time prior to the expiration of the Term, Tenant agrees, at the election and upon demand of any owner of the Leased Premises, or of a Lender who has granted non-disturbance to Tenant pursuant to Paragraph 16 (a) above, to attorn, from time to time, to any such owner or Lender, upon the terms and conditions of this Lease, for the remainder of the Term. The provisions of this Paragraph 16(c) shall inure to the benefit of any such owner or Lender, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of the Mortgage, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.

(d)      Each of Tenant, any owner and Lender, however, upon demand of the other, hereby agrees to execute, from time to time, instruments in confirmation of the foregoing provisions of Paragraphs 16(a) and 16(c), reasonably satisfactory to the requesting party acknowledging such subordination, non-disturbance and attornment as are provided in such subparagraphs and setting forth the terms and conditions of its tenancy.

(e)      Each of Tenant, Landlord and Lender agrees that, if requested by any of the others, each shall, without charge, enter into a Subordination, Non-Disturbance and Attornment Agreement reasonably requested by Lender, provided such agreement contains provisions relating to non-disturbance in accordance with the provisions of subparagraph (a) and Tenant hereby agrees for the benefit of Lender that Tenant will not, (i) without in each case the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed, amend or modify the Lease (provided, however, Lender, in Lender’s sole discretion may withhold or condition its consent to any amendment or modification which would or could (A) alter in any way the amount or time for payment of any Basic Rent, Additional Rent or other sum payable hereunder, (B) alter in any way the absolute and unconditional nature of Tenant’s obligations hereunder or materially diminish any such obligations, (C) result in any termination hereof prior to the end of the initial term, or (D) otherwise, in Lender’s reasonable judgment, affect the rights or obligations of Landlord or Tenant hereunder), or enter into any agreement with Landlord so to do, (ii) without the prior written consent of Lender which may be withheld in Lender’s sole discretion, cancel or surrender or seek to cancel or surrender the Term hereof, or enter into any agreement with Landlord to do so (the parties agreeing that the foregoing shall not be construed to affect the rights or obligations of Tenant, Landlord or Lender with respect to any termination permitted under the express terms hereof in connection with an offer to purchase the Leased Premises following certain events of Condemnation as provided in Paragraph 13 hereof), or (iii) pay any installment of Basic Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.

17.      Assignment, Subleasing.

(a)      Subject to the provisions of this Paragraph 17, Tenant may assign, sublet, mortgage or pledge its interest in this Lease and may sublet the Leased Premises in whole or in part, from time to time, without the consent of Landlord.

(b)      Each sublease of the Leased Premises or any part thereof shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. Notwithstanding any assignment or subletting the original Tenant (i.e., Invitrogen Corporation) and any subsequent tenant who becomes Tenant hereunder, shall continue to remain liable and responsible for the payment of the Basic Rent and Additional Rent and the performance of all its other obligations under this Lease. No assignment or sublease shall impose any obligations on Landlord under this Lease except as otherwise provided in this Lease. Tenant agrees that in the case of an assignment of the Lease, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord (i) a duplicate original of such assignment in recordable form and (ii) an agreement executed and acknowledged by the assignee in recordable form wherein the assignee shall agree to assume and agree to observe and perform all of the terms and provisions of this Lease on the part of the Tenant to be observed and performed from and after the date of such assignment. In the case of a sublease, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord a duplicate original of such sublease and at Landlord’s option, requiring any subtenant to recognize such sublease as a direct agreement between Landlord and such subtenant upon Tenant’s default (beyond any applicable cure period set forth herein).

(c)      Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default.

18.      Permitted Contests.

(a)      After prior written notice to Landlord, Tenant shall not be required to (i) pay any Imposition, (ii) comply with any Legal Requirement, (iii) discharge or remove any lien referred to in Paragraphs 9 or 12, or (iv) take any action with respect to any violation referred to in Paragraph 11(b) so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the Imposition or lien so contested, (B) the sale, forfeiture or loss of any of the Leased Premises, any Basic Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of any such Legal Requirement or by any such violation, (C) any interference with the use or occupancy of any of the Leased Premises, (D) any interference with the payment of any Basic Rent or any Additional Rent, and (E) the cancellation of any fire or other insurance policy.

(b)      In no event shall Tenant pursue any contest with respect to any Imposition, Legal Requirement, lien, or violation, referred to above in such manner that exposes Landlord or Lender to (i) criminal liability, penalty or sanction, (ii) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and Lender or (iii) defeasance of its interest in the Leased Premises.

(c)      Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay and save Lender and Landlord harmless against any and all losses, judgments, decrees and costs (including all attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

19.      Conditional Limitations; Default Provisions.

(a)      The occurrence of any one or more of the following events (any such event being specified herein as a failure or default) shall constitute an Event of Default under this Lease: (i) a failure by Tenant to make (regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings, in law, in equity or before any administrative tribunal which had or might have the effect of preventing Tenant from complying with the provisions of this Lease): (x) any payment of Basic Rent which continues unremedied for a period of three (3) business days after written notice (“Nonpayment Notice”) thereof given to Tenant by Landlord or Lender or Lender’s designee, or (y) any payment of Additional Rent or other sum herein required to be paid by Tenant which continues unremedied for a period of fifteen (15) business days after a Nonpayment Notice is given to Tenant by Landlord or Lender or Lender’s designee; (ii) failure by Tenant to perform and observe, or a violation or breach of, any other provision in this Lease and such default shall continue for a period of sixty (60) business days after written notice thereof is given by Landlord or Lender or Lender’s designee to Tenant or if such default is of such a nature that it cannot reasonably be cured within such period of sixty (60) business days, such period shall be extended for such longer time as is reasonably necessary provided that Tenant has commenced to cure such default within said period of sixty (60) business days and is actively, diligently and in good faith proceeding with continuity to remedy such default; (iii) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) or voluntarily consent to the appointment of a receiver or trustee for itself or for any of the Leased Premises, (C) voluntarily file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (D) voluntarily file a general assignment for the benefit of creditors; (iv) a court shall enter an order, judgment or decree appointing, with the voluntary consent of Tenant, a receiver or trustee for Tenant or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States or any State, and such order, judgment or decree shall remain in force, undischarged or unstayed, 180 business days after it is entered; (v) Tenant shall in any insolvency proceedings be liquidated or dissolved or shall voluntarily commence proceedings towards its liquidation or dissolution; (vi) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within 180 business days after such levy or attachment; or (vii) an Event of Default shall have occurred under any of the other Tenant Leases with Landlord during the Initial Term but excluding any Extension Term or (viii) any representation or warranty by Tenant in any lease, guaranty, estoppel or other written certificate, financial statement or agreement delivered in connection with this Lease shall have been incorrect in a material respect when made.

(b)      If any Event of Default shall have occurred, Landlord shall have the right at its option, then or at any time thereafter, to do any one or more of the following without demand upon or notice to Tenant:

(i)      Landlord may give Tenant notice (following the occurrence of an Event of Default) of Landlord’s intention to terminate this Lease on a date specified in such notice (which date shall be no sooner than thirty (30) days after the date of the notice). Upon the date therein specified, unless the Event of Default for which the termination is effected has been cured by Tenant, the Term and the estate hereby granted and all rights of Tenant hereunder shall expire and terminate as if such date were the date herein above fixed for the expiration of the Term, but Tenant shall remain liable for all its obligations hereunder through the date herein above fixed for the expiration of the Term, including its liability for Basic Rent and Additional Rent as hereinafter provided.

(ii)      Landlord may, whether or not the Term of this Lease shall have been terminated pursuant to clause (i) above give Tenant notice (following the occurrence of an Event of Default) to surrender the Leased Premises to Landlord on a date specified in such notice (which date shall be no sooner than thirty (30) days after the date of the notice), at which time Tenant shall surrender and deliver possession of the Leased Premises to Landlord unless the Event of Default for which the termination is effected has been cured by Tenant. Upon or at any time after taking possession of the Leased Premises, Landlord may remove any persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. No such entry or repossession shall be construed as an election by Landlord to terminate this Lease unless Landlord gives a written notice of such intention to Tenant pursuant to clause (i) above.

(iii)      After repossession of any of the Leased Premises pursuant to clause (ii) above, whether or not this Lease shall have been terminated pursuant to clause (i) above, Landlord may relet the Leased Premises or any part thereof to such tenant or tenants for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) for such rent, on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its reasonable discretion, may determine; and Landlord shall collect and receive any rents payable by reason of such reletting. The rents received on such reletting shall be applied (A) first to the reasonable and actual expenses of such reletting and collection, including without limitation necessary renovation and alterations of the Leased Premises, reasonable and actual attorneys’ fees and any reasonable and actual real estate commissions paid, and (B) thereafter toward payment of all sums due or to become due Landlord hereunder. If a sufficient amount to pay such expenses and sums shall not be realized or secured, then Tenant shall pay Landlord any such deficiency monthly, and Landlord may bring an action therefor as such monthly deficiency shall arise. Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Leased Premises in excess of the rent provided in this Lease, but such excess shall reduce any accrued present or future obligations of Tenant hereunder. Landlord’s re-entry and reletting of the Leased Premises without termination of this Lease shall not preclude Landlord from subsequently terminating this Lease as set forth above. Landlord may make such Alterations as Landlord in its reasonable discretion may deem advisable. Tenant agrees to pay Landlord, as Additional Rent, immediately upon demand, all reasonable expenses incurred by Landlord in obtaining possession, in performing Alterations and in reletting any of the Leased Premises, including fees and commissions of attorneys, architects, agents and brokers.

(iv)      If Tenant shall fail to make payment of any installment of Basic Rent or any Additional Rent on or before the date when each such payment is due, Tenant shall pay to Landlord, a sum equal to two (2%) percent per annum above the then current Prime Rate, as hereinafter defined, of the amount unpaid, or the default rate specified under the Loan, whichever is greater (the “Default Rate”) computed from the date such payment of Basic Rent or Additional Rent was due to and including the date of payment. The term Prime Rate shall mean the prime rate of interest published in the Wall Street Journal or its successor, from time to time.

(v)      Landlord may exercise any other right or remedy now or hereafter existing by law or in equity, including, without limitation, the remedies provided for in: (i) California Civil Code Section 1951.2, including, without limitation, paragraph (3) of subdivision (a) thereof which provides that Landlord shall also be entitled to recover from Tenant the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (ii) California Civil Code Section 1951.4, which provides, in effect, that a lessor may continue a lease in effect after the lessee’s breach and abandonment and may recover rent as it becomes due, if the lessee has the right to sublet or assign, subject only to reasonable limitations. Notwithstanding anything set forth herein to the contrary, Landlord shall give such notice as may be required under California Code of Civil Procedure Section 1161 or as may otherwise be required under California law prior to instituting any action to recover possession of the Leased Premises or for the appointment of a receiver to take possession of the Leased Premises after the occurrence of any Event of Default or prior to instituting any action for damages as a consequence of any Event of Default.

(c)      In the event of any expiration or termination of this Lease or repossession of any of the Leased Premises by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord Basic Rent, Additional Rent and all other sums required to be paid by Tenant to and including the date of such expiration, termination or repossession and, thereafter, Tenant shall, until the end of what would have been the Term in the absence of such expiration, termination or repossession, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for and shall pay to Landlord as liquidated and agreed current damages: (i) Basic Rent, Additional Rent and all other sums which would be payable under this Lease by Tenant in the absence of such expiration, termination or repossession, less (ii) the net proceeds, if any, of any reletting pursuant to paragraph 19 (b) (iii), after deducting from such proceeds all of Landlord’s reasonable expenses in connection with such reletting (including all reasonable repossession costs, brokerage commissions, legal expenses, attorneys’ fees, employees’ expenses, costs of Alteration and expenses of preparation for reletting). Tenant hereby agrees to be and remain liable for all sums aforesaid and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by limitation had there been no such Event of Default.

(d)      At any time after such expiration or sooner termination of this Lease pursuant to Paragraph 19 or pursuant to Law or if Landlord shall have reentered the Leased Premises, as the case may be, whether or not Landlord shall have recovered any amounts under Paragraph 19(b)(iii) or 19(c), Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages for Tenant’s default, the amount by which the Basic Rent, and all Additional Rent reserved hereunder for the unexpired portion of the Term demised herein as if the Lease had not expired or been terminated exceeds the then fair and reasonable rental value of the Leased Premises for the same period, discounted to present worth at the annual rate of seven percent (7%), minus any such monthly deficiencies previously recovered from Tenant under Paragraph 19(b)(iii) if applicable to such period.

(e)      If any statute or rule of law governing a proceeding in which such liquidated final damages provided for in Paragraph 19(d) are to be proved shall validly limit the amount thereof to an amount less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of law.

20.      Additional Rights of Landlord and Tenant.

(a)      No right or remedy conferred upon or reserved to Landlord in this Lease is intended to be exclusive of any other right or remedy; and each and every right and remedy shall be cumulative and in addition to any other right or remedy contained in this Lease. No delay or failure by Landlord or Tenant to enforce its rights under this Lease shall be construed as a waiver, modification or relinquishment thereof. In addition to the other remedies provided in this Lease, Landlord and Tenant shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions of this Lease, or to specific performance of any of the provisions of this Lease.

(b)      Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof.

(c)      Landlord hereby waives any right to distrain or levy upon Trade Fixtures or any property of Tenant and any Landlord’s lien or similar lien upon Trade Fixtures and any other property of Tenant regardless of whether such lien is created or otherwise. Landlord agrees at the request of Tenant, to execute a waiver of any Landlord’s or similar lien for the benefit of any present or future holder of a security interest in or lessor of any of Trade Fixtures or any other personal property of Tenant in mutually agreeable form.

(d)      Landlord acknowledges and agrees in the future to acknowledge (in a written form reasonably satisfactory to Tenant) to such persons and entities at such times and for such purposes as Tenant may reasonably request that the Trade Fixtures are Tenant’s property and not part of the Improvements (regardless of whether or to what extent such Trade Fixtures are affixed to the Improvements) or otherwise subject to the terms of this Lease.

(e)      Each of Tenant and Landlord (“Paying Party”) agrees to pay to the other party (herein called “Demanding Party”) any and all reasonable costs and expenses incurred by the Demanding Party in connection with any litigation or other action instituted by the Demanding Party to enforce the obligations of the Paying Party under this Lease, to the extent that the Demanding Party has prevailed in any such litigation or other action. Any amount payable by Tenant to Landlord pursuant to this Paragraph 20(e) shall be due and payable by Tenant to Landlord as Additional Rent. No sum payable by Landlord to Tenant under this subparagraph will be payable or recoverable from any sums pledged or assigned (or intended to have been pledged or assigned) by Landlord to Lender, Tenant’s right to recover such sums from Landlord being subordinate to the rights of Lender, such sums only being recoverable after payment to Lender in full of the Loan as constituted on the date hereof. As used in this Paragraph, costs and expenses shall include, without limitation, reasonable attorneys’ fees at trial, on appeal and on any petition for review, and in any proceeding in bankruptcy, in addition to all other sums provided by Law.

21.      Notices.  All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease (collectively “Notice” or “Notices”) shall be in writing and shall be deemed to have been given for all purposes (i) three (3) days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, or (ii) one (1) day after having been sent by Federal Express, United Parcel or other nationally recognized air courier service.

To the Addresses stated below:

If to Landlord (Landlord shall at all times during the Term of this Lease employ a qualified professional property management company or asset manager to manage the Property, and such manager shall be Tenant’s primary point of contact for all communications with Landlord, including, without limitation, the giving of all notices):

At the addresses set forth on Exhibit D attached hereto.

If to Tenant:	Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, CA 92008
Attn: Director of Global Facilities

With a copy to:	Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, CA 92008
Attn: General Counsel.

And a copy to:	DLA Piper Rudnick Gray Cary US LLP
401 B Street, Suite 1700
San Diego, CA 92101-4297
Attn: Joseph A. Delaney, Esq.

If any Lender shall have advised Tenant by Notice in the manner aforesaid that it is the holder of a Mortgage and states in said Notice its address for the receipt of Notices, then simultaneously with the giving of any Notice by Tenant to Landlord, Tenant shall send a copy of such Notice to Lender in the manner aforesaid. For the purposes of this Paragraph 21, any party may substitute its address by giving fifteen days’ notice to the other party in the manner provided above. Any Notice may be given on behalf of any party by its counsel.

22.      Estoppel Certificates.  Landlord and Tenant shall at any time and from time to time, upon not less than twenty days’ prior written request by the other, execute, acknowledge and deliver to the other a statement in writing, certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications), (ii) the dates to which Basic Rent and any Additional Rent, payable hereunder has been paid, (iii) that to the knowledge of the signer of such certificate no default by either Landlord or Tenant exists hereunder or specifying each such default of which the signer may have knowledge, (iv) the remaining Term hereof, (v) with respect to a certificate signed on behalf of Tenant, that to the knowledge of the signer of such certificate, there are no proceedings pending or threatened against Tenant before or by any court or administrative agency which if adversely decided would materially and adversely affect the financial condition and operations of Tenant or if any such proceedings are pending or threatened to said signer’s knowledge, specifying and describing the same , and (vi) such other matters as may reasonably be requested by the party requesting the certificate. It is intended that any such statements may be relied upon by Lender, the recipient of such statements or their assignees or by any prospective purchaser, assignee or subtenant of the Leased Premises.

23.      Surrender and Holding Over.

(a)      Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises (except as to any portion thereof with respect to which this Lease has previously terminated) to Landlord. Tenant shall remove from the Leased Premises on or prior to such expiration or earlier termination the Trade Fixtures and personal property which is owned by Tenant or third parties other than Landlord, and Tenant at its expense shall, on or prior to such expiration or earlier Termination, repair any damage caused by such removal. Trade Fixtures and personal property not so removed at the end of the Term or within thirty days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be borne by Tenant. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination.

(b)      Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the Term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy from month to month only, at one hundred ten percent (110%) of the Basic Rent reserved herein and upon the same terms and conditions as contained in this Lease. Notwithstanding the foregoing, any holding over without Landlord’s consent shall entitle Landlord, in addition to collecting Basic Rent at a rate of one hundred ten percent (110%) thereof, to exercise all rights and remedies provided by law or in equity, including the remedies of Paragraph 19 (b).

(c)      If Landlord consists of more than one entity, Landlord shall at all times employ a qualified, professional asset manager or property manager which manager shall be Tenant’s primary point of contact for all communications with Landlord. If Landlord consists of more than one entity, Rent shall be made payable to the asset manager or property manager of Landlord, as its authorized agent, or, upon the exercise by Lender of its rights under the Loan Documents, as directed by Lender.

24.      No Merger of Title.  There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (b) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease and (ii) the fee estate in or ownership of the Leased Premises or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

25.      Definition of Landlord.

(a)      Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Leased Premises and shall not be enforced against the Landlord individually or personally.

(b)      The term Landlord as used in this Lease so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises or holder of the Mortgage in possession at the time in question of the Leased Premises and in the event of any transfer or transfers of the title of the Leased Premises, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer and conveyance of all personal liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.

26.      Hazardous Substances.

(a)      Tenant agrees that it will not on, about, or under the Leased Premises, make, release, treat or dispose of any hazardous substances as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, and the rules and regulations promulgated pursuant thereto, as from time to time amended, 42 U.S.C. § 9601 et seq. (the “Act”); but the foregoing shall not prevent the use of any hazardous substances in accordance with applicable Laws and regulations. Tenant represents and warrants that it will at all times comply with the Act and any other federal, state or local Laws, rules or regulations governing Hazardous Materials. Hazardous Materials as used herein shall mean all mold, mildew, chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as hazardous or toxic under the Act; hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. §6901 et seq.; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. §1251, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. §136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et Seq., any substance listed in the United States Department of Transportation Table at 45 CFR l72.101; any chemicals included in regulations promulgated under the above listed statutes; any explosives, radioactive material, and any chemical or other substance regulated by federal, state or local statutes similar to the federal statutes listed above and regulations promulgated under such federal, state or local statutes.

(b)      To the extent required by the Act and/or any federal, state or local Laws, rules or regulations governing Hazardous Materials, Tenant shall remove any hazardous substances (as defined in the Act) and Hazardous Materials (as defined above) whether now or hereafter existing on the Leased Premises and whether or not arising out of or in any manner connected with Tenant’s occupancy of the Leased Premises during the Term. In addition to, and without limiting Paragraph 10 of this Lease Tenant shall and hereby does agree to defend, indemnify and hold Lender and Landlord, their officers, directors, shareholders, partners, beneficial owners, trustees, members, managers and employees, harmless from and against any and all causes of actions, suits, demands or judgments of any nature whatsoever, losses, damages, penalties, expenses, fees, claims, costs (including response and remedial costs), and liabilities, including, but not limited to, reasonable attorneys’ fees and costs of litigation, arising out of or in any manner connected with (i) the violation of any applicable federal, state or local environmental Law with respect to the Leased Premises or Tenant’s or any other person’s or entity’s prior ownership of the Leased Premises; (ii) the release or threatened release of or failure to remove, as required by this Paragraph 26, hazardous substances (as defined in the Act) and Hazardous Materials (as defined above) at or from the Leased Premises or any portion or portions thereof, including any past or current release and any release or threatened release during the initial term and any extension or Extension Term whether or not arising out of or in any manner connected with Tenant’s occupancy of the Leased Premises during the initial term or any Extension Term.

(c)      The Tenant agrees that it will not install any underground storage tank at the Leased Premises without specific, prior written approval from the Landlord and Lender. The Tenant agrees that it will not store combustible or flammable materials on the Leased Premises in violation of the Act or any other federal, state or local Laws, rules or regulations governing Hazardous Materials.

27.      Entry by Landlord.  Landlord and its authorized representatives shall have the right upon reasonable notice (which shall be not less than three (3) business days except in the case of emergency) to enter the Leased Premises at all reasonable business hours (and at all other times in the event of an emergency): (a) for the purpose of inspecting the same or for the purpose of doing any work under Paragraph 11(c), and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), and (b) for the purpose of showing the Leased Premises to prospective purchasers and mortgagees and, at any time within six (6) months prior to the expiration of the Term of this Lease for the purpose of showing the same to prospective tenants. No such entry shall constitute an eviction of Tenant but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation.

28.      Statements.  Tenant shall report on its website (so as to be available to Lender), when filed with the Securities and Exchange Commission, or promptly thereafter, copies of its Forms 10Q and 10K. If Tenant is not a public company, Tenant shall submit to Lender or its designee (a) any financial statements of Tenant which are provided by Tenant to its lenders, and (b) the annual audited financial report and quarterly audited or unaudited financial reports (only to the extent such quarterly reports are produced by Tenant and provided to any of its lenders) within one hundred twenty (120) days following the close of each fiscal year (in the case of annual reports) or fiscal quarter (in the case of quarterly reports) of Tenant.

29.      No Usury.  The intention of the parties being to conform strictly to the applicable usury laws, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.

30.      Separability.  Each and every covenant and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement, and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from its obligation to perform the same. If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.

31.      Miscellaneous.

(a)      The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b)      As used in this Lease the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) including shall mean including but not limited to; (ii) provisions shall mean provisions, terms, agreements, covenants and/or conditions; (iii) lien shall mean lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust; and (iv) obligation shall mean obligation, duty, agreement, liability, covenant or condition.

(c)      Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Any act which Tenant is required to perform under this Lease shall be performed at Tenant’s sole cost and expense.

(d)      This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(e)      The covenants of this Lease shall run with the Land and bind Tenant, the successors and assigns of Tenant and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of and bind Landlord, its successors and assigns.

(f)      This Lease will be simultaneously executed in several counterparts, each of which when so executed and delivered shall constitute an original, fully enforceable counterpart for all purposes.

(g)      This Lease shall be governed by and construed according to the laws of the State in which the Leased Premises is located, without regard to its conflicts of law rules.

(h)      Wherever the consent or approval of Landlord is required hereunder, Landlord agrees that it will not unreasonably withhold or delay such consent or approval.

32.      Additional Rent.  The term “Additional Rent” as used herein includes all amounts, costs, expenses, liabilities and obligations (including but not limited to Tenant’s obligation to pay any Net Awards or Purchase Price hereunder) which Tenant is required to pay pursuant to the terms of this Lease (other than Basic Rent) as well as every cost, fee, charge, loss or expense including, without limitation, default rate interest incurred by Landlord arising from Tenant’s default hereunder and imposed upon Landlord by Lender.

33.      Tenant’s Purchase Option.

(a)      Subject to the provisions of 5(b)(iv), Tenant shall have the right to purchase the Leased Premises:

(i)      as of the tenth (10th) anniversary of the Commencement Date, for the sum of Fifty Seven Million Two Hundred Twenty Thousand Dollars ($57,220,000); and

(ii)      at anytime after March 1, 2006, (but prior to or on December 1, 2015) Tenant shall have the option to purchase the equity investment of Landlord for the applicable sum indicated in Exhibit F opposite the respective periods of the Term shown therein, for the calendar month in which the Equity Repurchase Closing Date (hereinafter defined) occurs, provided Tenant assumes or defeases the existing Loan. In the case of a defeasance of the Loan, Tenant acknowledges that such right may not be exercised until the earlier to occur of (i) four (4) years from the first payment date under the Loan or (ii) two (2) years from the date of securitization of the Loan. In the case of an assumption of the Loan, the new landlord entity shall be a single purpose entity whose formation documents contain Lender’s customary single purpose entity requirements and all of the Lender’s requirements for an assumption of the Loan shall have otherwise been complied with.

Each such right shall be exercised, if at all, by Tenant’s delivery of written notice to Landlord specifying such election, on or before December 1, 2015 (“Exercise Notice”). If Tenant fails to timely deliver the Exercise Notice, the rights to purchase the Property set forth in this Paragraph shall be deemed automatically waived without further act on the part of either party and shall be of no further force and effect.

(b)      Upon delivery of the Exercise Notice, Tenant shall order a commitment for an ALTA form B Owner’s Title Insurance policy for the Leased Premises (“Title Commitment”) issued by Chicago Title Insurance Company or such other nationally recognized title company (“Title Company”) and a complete set of underlying documents indicated in the Title Commitment and deliver a copy of the same to Landlord. Landlord shall deliver to Tenant complete and accurate copies of all leases, easements or other agreements in Landlord’s possession not shown on the Title Commitment and related to the ownership, operation or management of the Property and its physical condition. At closing, Landlord shall convey the Leased Premises to Tenant by grant deed, subject to all encumbrances existing as of the date hereof, acts of Tenant, or those claiming by, through or under Tenant, and such other encumbrances shown on the Title Commitment as Tenant may have previously approved or that do not materially interfere with Tenant’s use of the Premises, the lien of any Taxes, any survey matters not caused by Landlord or those claiming through or under Landlord. Tenant shall pay all costs associated with the conveyance of the Property, including, without limitation, transfer taxes.

(c)      If Tenant timely delivers the Exercise Notice, Landlord shall convey title to Tenant on the sixtieth (60th) day thereafter (“Equity Repurchase Closing Date”) or at any time prior thereto as the parties shall mutually agree. In the case of the right set forth in subparagraph 33 (a) (ii) above, and subject to the express terms and conditions of the Loan Documents, Tenant shall either defease the loan encumbering the Property, or alternatively, at its sole cost and expense, shall take subject to the existing loan and Mortgage (and shall pay all sums due under the Loan Documents (including, without limitation, prepayment, yield maintenance, defeasance, assumption or similar fees due Lender thereunder). Notwithstanding the foregoing, Tenant shall not be obligated for sums due Lender if such amounts are caused by the Landlord’s breach or default to the extent such breach or default is unrelated to Tenant’s non-performance under the

Lease. If the Equity Repurchase Closing Date is not a day on which banks in Los Angeles, California, are open for business, the next regular business day following the anniversary date as the aforesaid banks are open for business. The purchase price shall be payable at closing in cash in immediately available funds, deposited not later than 1:00 pm Eastern time. The closing of the transaction shall be conducted through escrow at the Title Company. Each party shall execute such closing and proration statements as may be required to effectuate the transaction, including, without limitation, ALTA statements, transfer tax declarations, closing statements, gap undertakings, terminations of property or asset management agreements, and the like. Closing expenses shall be paid by Tenant.

34.      Brokerage Fees.  Landlord and Tenant each represent and warrant that with the exception of Julien J. Studley (“Studley”), whose commission shall be paid by Landlord pursuant to that certain agreement dated July 26, 2004 executed between Studley and Tenant they have not employed a broker in connection with the execution of this lease. Landlord and Tenant shall each indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions arising from such party having employed a broker contrary to its representation in this Paragraph 34.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal as of the day and year first above written.

LANDLORD:

GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTORS, LLC, a Delaware limited liability company

By:	Griffin Capital Corporation, sole member

By:	/s/ Kevin A. Shields
Kevin A. Shields
President

GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 1, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 2, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 3, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 4, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 5, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 6, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 7, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 8, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 9, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 10, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 11, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 12, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 13, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 14, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 15, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 16, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 17, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 18, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 19, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 20, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 21, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 22, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 23, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 24, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 25, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 26, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 27, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 28, LLC,
GRIFFIN CAPITAL (CARLSBAD POINTE) INVESTOR 29, LLC, each a Delaware limited liability company

By:	Griffin Capital Corporation, its special manager

By:	/s/ Kevin A. Shields
Kevin A. Shields
President

TENANT:

INVITROGEN CORPORATION, a Delaware corporation

By:	/s/ David T. Hoffmeister

	Its:	Chief Financial Officer
Tenant

EXHIBIT B

Number of Consecutive Extension Terms: Two (2)

Duration of each Extension Term: Eight (8) Years

Base Rent Schedule

Year	Beginning Month	Ending Month	Percent Increase	Base Rent	Rent/ Month	Rent/PSF/ Month
1	1	12		$3,700,000	$308,333.33	0.9382
2	13	24	1.50%	3,755,500	312,958.33	0.9522
3	25	36	1.50%	3,811,900	317,658.33	0.9665
4	37	48	1.75%	3,878,700	323,225.00	0.9835
5	49	60	1.75%	3,946,600	328,883.33	1.0007
6	61	72	2.00%	4,025,600	335,466.67	1.0207
7	73	84	2.00%	4,106,200	342,183.33	1.0412
8	85	96	2.25%	4,198,600	349,883.33	1.0646
9	97	108	2.25%	4,293,100	357,758.33	1.0886
10	109	120	2.50%	4,400,500	366,708.33	1.1158
11	121	132	2.50%	4,510,600	375,883.33	1.1437
12	133	144	2.50%	4,623,400	385,283.33	1.1723
13	145	156	2.50%	4,739,000	394,916.67	1.2016
14	157	168	2.50%	4,857,500	404,791.67	1.2317
15	169	180	2.50%	4,979,000	414,916.67	1.2625
16	181	192	2.50%	5,103,500	425,291.67	1.2940
17	193	195	2.50%	5,231,100	435,925.00	1.3264

Basic Rent During Extension Terms: In the event the applicable Extension Term is exercised in a timely fashion, the Lease shall be extended for the term of the applicable Extension Term upon all of the terms and conditions of this Lease, provided that the annual Basic Rent for the Leased Premises for each Extension Term shall be the Fair Market Rent, as hereinafter defined “Fair Market Rent” as used herein, shall mean the market rental rate for base rent for a comparable tenant with comparable space in comparable buildings in a comparable market, as agreed upon between Landlord and Tenant within thirty (30) days of Tenant’s notice of exercise of the option described. All other terms and conditions of the Lease set forth herein shall remain the same. For purposes of determining the Fair Market Rent, “comparable space” shall mean mixed use office and industrial space, without regard to improvements installed by Tenant at its sole cost and expense, which are specific to its specialized business operations at the Leased Premises. (In furtherance of the foregoing, it is the intent of the parties, in determining the Fair Market Rent, to exclude Tenant’s improvements which are not reusable as general office improvements). “Comparable building”, as used herein, will mean any industrial building greater than 100,000 square feet. “Comparable market”, as used herein, will mean either or both of San Diego County or North San Diego County (it being the intent of the parties that the following submarkets are specifically included: Carlsbad, Vista, San Marcos, Oceanside, Solana Beach, Del Mar, Sorrento Mesa and Sorrento Valley).

Fair Market Rent shall be determined in the following manner:

(a)

Mutual Agreement. After timely receipt by Landlord of Tenant’s notice of exercise of the option to extend the Term, Landlord and Tenant shall have a period of thirty (30) days in which to agree on the Fair Market Rent for the Premises.

(b)

Arbitration. (1) If Landlord and Tenant are unable to agree upon the Fair Market Rent within thirty (30) days following Tenant’s exercise of the option, then the determination of Fair Market Rent shall proceed to arbitration. The arbitration procedure shall commence when either party submits the matter to arbitration. Not later than ten (10) days after the arbitration procedure has commenced, each party shall appoint an arbitrator and notify the other party of such appointment by identifying the appointee. Each party hereto agrees to select as its respective appointee a licensed real estate broker, who is an individual of substantial experience with respect to industrial and commercial real property in the San Diego County area, which person shall not be regularly employed or have been retained during the last two (2) years as a consultant by the party selecting such person, and shall have not less than five (5) years experience. Neither party may consult directly or indirectly with any arbitrator regarding the Fair Market Rent prior to appointment, or after appointment, outside the presence of the other party. The arbitration shall be conducted in San Diego, California, under the provisions of the commercial arbitration rules of the American Arbitration Association and applicable California law governing arbitration.

(2) Not later than ten (10) days after both arbitrators are appointed, each party shall separately, but simultaneously, submit in a sealed envelope to each arbitrator their separate suggested Fair Market Rent rental rate and shall provide a copy of such submission to the other party. The two (2) selected arbitrators, after reviewing such submissions, shall determine whether Landlord’s or Tenant’s estimate of the Fair Market Rent is closer to the actual market rental rate of the Premises. If both arbitrators agree that one of said declared estimates is closer to the actual market rental rate, they shall declare that estimate to be the Fair Market Rent, and their decision shall be final and binding upon the parties.

(3) If the two selected arbitrators are unable to agree on the Fair Market Rent within thirty (30) days after receipt of Landlord’s and Tenant’s submitted estimates, then the arbitrators shall inform the parties. Unless the parties shall both otherwise then direct, said arbitrators shall select a third arbitrator, not later than ten (10) days after the expiration of said thirty (30) day period. If no arbitrator is selected within such ten (10) day period, either party may immediately petition a court with appropriate jurisdiction to appoint such third arbitrator. The third arbitrator shall have the qualifications and restrictions set forth in paragraph (b) (1) above, and shall conduct an arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The third arbitrator’s decision shall be final and binding as to which estimate (as between Landlord’s and Tenant’s) of the Fair Market Rent is closer to the actual market rental rate. Such third arbitrator shall make a decision not later than thirty (30) days after appointment.

(4) Each party shall be responsible for the costs, charges and/or fees of its respective appointee and the parties shall share equally in the costs, charges and/or fees of the third arbitrator. The decision of the arbitrator(s) may be entered in any court having jurisdiction thereof.

Upon determination of the Fair Market Rent pursuant to provisions of this Paragraph Landlord and Tenant shall amend this Lease to reflect the new Basic Rent.